Exhibit 10.23

SEVERANCE AGREEMENT AND GENERAL RELEASE

This General Release and Waiver of Claims (hereafter “Agreement”) is entered into by and between PQ Corporation, a Pennsylvania corporation (the “Company”) and George Biltz (the “Executive”).

In consideration of the mutual promises and covenants contained herein and in the Employment Agreement by and between the Company and the Executive dated February 26, 2015 (the “Employment Agreement”), and other good and valuable consideration, the receipt of which hereby is acknowledged, the parties agree as follows:

Section 1. Release and Waiver of Claims. As of the Effective Date set forth below, in consideration of the payments, benefits, and other considerations provided to the Executive under the Employment Agreement and as set forth below, the Executive, for the Executive and the Executive’s family, heirs, executors, administrators, legal representatives, and their respective successors and assigns (the “Related Parties”), hereby releases and forever discharges the Company, and all of its parents, affiliates, subsidiaries, divisions and joint ventures, and their respective officers, directors, executives, agents, parents, stockholders, representatives, benefit plans and their successors and assigns (collectively, “Company Entities”), from all rights, claims, demands, suits, causes of action of any kind or nature whatsoever, known or unknown, foreseen or unforeseen, in law or in equity the Executive ever had, has or may have or which the Related Parties may have, arising at any time on or before the Effective Date hereof, based on or arising out of the Executive’s dealings with any Company Entity, with respect to any claims relating to or arising out of the Executive’s employment with any Company Entity or the termination of that employment, including without limitation any claims under the Employment Agreement, or based on any services provided to any Company Entity by the Executive pursuant to an employment relationship with any Company Entity. This includes a release of any and all rights, claims or demands the Executive may have, whether known or unknown, under the Age Discrimination in Employment Act (“ADEA’’), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or under any other federal, state or local laws or regulations regarding employment discrimination or termination of employment. This also includes a release by the Executive of any claims for wrongful discharge or discrimination under any statute, rule, regulation or under the common law, including, without limitation, the Sarbanes-Oxley Act.

This release is intended to be a general release and excludes only those claims under any statute or common law that Executive is legally barred from releasing. Executive understands that the release does not include and the parties hereto expressly reserve: any claim that cannot be released or waived as a matter of law; any claim for or right to vested benefits under Company’s plans and equity arrangements, including but not limited to any pension or retirement account benefits; any right to enforce any term of this Agreement and any surviving provisions of the Employment Agreement; any claims based on acts or events occurring after Executive signs this Agreement, except for claims arising from Executive’s employment or termination of employment with Company, up to and through the date Executive signs this Agreement; any claims with respect to indemnification or coverage under directors’ and officers’ liability insurance; any challenge to the validity of the Agreement; or any prohibition on the filing of a charge or complaint with, or testimony, assistance or participation in, any investigation, proceeding or hearing conducted by any federal, state or local governmental agency, including but not limited to the EEOC.

The Company, on behalf of itself and its affiliates, hereby releases Executive with respect to any claims arising through the date the Company executes this Agreement relating to or arising out of the Executive’s employment with any Company Entity or the termination of that employment, other than claims based upon criminal or fraudulent conduct, willful misconduct, or claims not covered by the Company’s Directors and Officers Liability Insurance not known to the Company’s board of directors or general counsel.

Section 2. Resignation/Termination of Employment and Board Position. Executive’s last regular day of work was June 24, 2016 (the “Last Work Date”), and his last official date of employment will be July 31, 2016 (the “Separation Date”). Between June 24, 2016 and the Separation Date, Executive will use any unused vacation time, and will be provided paid leave if he does not have sufficient vacation time. Executive represents that he has complied with normal Company policies regarding separation from employment, including returning Company Confidential Information and equipment. Notwithstanding the foregoing, Executive shall be permitted to retain his contacts, calendars and diaries which do not contain Confidential Information and information related to his compensation reasonably needed for tax preparation purposes. He shall also be permitted to retain the Dell PC assigned to Executive and the two Company printers in his residences; provided that the Company’s IT department has an opportunity to examine the hard drive of the Dell PC and remove all Company Confidential Information. In addition, Executive agrees that effective June 24, 2016, he ceased being a member of the Board of Directors of the Company. Executive shall be indemnified and covered under all applicable directors’ and officers’ liability insurance for all actions and inactions prior to his Separation Date; provided that, for the period of time between June 24, 2016 and the Separation Date, Executive takes no action relating to the Company.

Section 3. Consideration. The Company agrees to pay Executive the following amounts and benefits in accordance with Section 9(b) of the Employment Agreement, and subject to the limitations and conditions set forth in that Section:

A. For a two year period beginning August 1, 2016, Executive will be paid (i) his Base Salary of $750,000, (ii) his Annual Performance Bonus at target (100% of Base Salary), and (iii) health benefits at the active employee contribution rates. Base Salary and Annual Performance Bonus (“Severance Payments”) is payable in equal installments in accordance with the Company’s normal payroll practices.

B. A pro-rata amount of the Annual Performance Bonus, if any, which would have been payable to Executive for 2016, and equal to the amount which would have been payable to Executive if his employment had not been terminated during 2016, based on achievement of annual target performance goals (based on EBITDA metrics or other financial metrics) established by the Board or the Compensation Committee, multiplied by a fraction, the numerator of which is the number of days you were employed by the Company during such calendar year and the denominator of which is 365.

C. Any pro-rata Annual Performance Bonus and prior year Annual Performance Bonus payable under Section 3A and 3B shall be paid in a lump-sum at the same time the bonus amounts would have been paid under Section 4(b) of the Employment Agreement if Executive’s employment had continued until the normal bonus payment date.

D. Health benefits at the active employee rates are subject to plan eligibility requirements including but not limited to current enrollment in the plan. Health benefits end if Executive has access to substantially equivalent health benefits as a result of commencing new employment, and with respect to such health benefits coverage, each year the Company shall impute as taxable income to the Executive an amount that the Company determines is equal to the actuarial cost of such coverage during the year in excess of the applicable employee contribution paid in the year by the Executive for each month of such twenty-four (24) month period.

E. On behalf of Holding, the Company agrees that, provided Executive does not violate his post-employment restrictions set forth in Exhibit A, Holding will not exercise its right under Section 9 of the Restricted Stock Award Agreements (dated May 25, 2015 and May 31, 2016) and Section 6 of The Stock Option Award Agreements (dated June 25, 2015 and May 31, 2016) and under Executive’s Subscription Agreement (dated June 25, 2015), to repurchase any of Executive’s vested shares within six months of Executive’s Separation Date and Executive shall retain his rights with respect to any such shares and options pursuant to the terms of the applicable agreements. Executive’s holdings of shares and options, as well his vesting rights under the Agreements set forth above, are set forth on Exhibit B hereto. Executive understands that the shares that are vesting as of the Separation Date, rather than during the two-year period following the Separation Date, constitute taxable income in the current year and are subject to tax withholding by the Company. Executive agrees to pay the Company, on or before December 1, 2016, the amount that the Company is required to withhold on his behalf. If Executive elects not to make this payment, Executive agrees that the additional withholding will be taken from the severance payments that will be paid to him in 2016.

Section 4. Affirmations. (a) Executive represents and agrees by signing the Agreement that he has not been denied any leave or benefit requested, has received the appropriate pay for all hours worked for Company and has no known workplace injuries or occupational diseases. Other than the consideration set forth in Section 3, Executive is not entitled to receive any other compensation or benefits under the Employment Agreement or under any other severance plan or policy maintained by the Company. Executive further affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses and/or commissions to which Executive may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses and/or commissions are due to Executive, except as provided in this Agreement.

(b) Executive affirms he has neither filed, nor caused or permitted to be filed, on his behalf any charge, complaint, proceeding or action before any administrative agency or court against Company, and that no such charge, complaint, proceeding or action exists to his knowledge. If any administrative agency or court assumes jurisdiction of any charge, complaint, proceeding or action including a claim or course of action released in Section 1, Executive agrees not to accept, recover or receive any monetary damages or other relief from or in connection with such claim or cause of action.

Section 5. Rights Not Released or Waived. Section 1 hereof notwithstanding, by signing this Agreement Executive shall not have relinquished any right to enforce the provisions of this Agreement.

Section 6. Release and Waiver of Claims under the Age Discrimination in Employment Act. Executive acknowledges that the Company has encouraged Executive to consult with an attorney of Executive’s choosing and, through this Agreement, encourages Executive to consult with an attorney with respect to any possible claims Executive may have, including claims under the ADEA, as well as under the other federal, state and local laws described in Section 1 hereof. Executive understands that by signing this Agreement Executive is in fact waiving, releasing and forever giving up any claim under the ADEA, as well as all other federal, state and local laws described in Section 1 hereof that may have existed on or prior to the date hereof.

Section 7. Waiting Period and Revocation Period. Executive hereby acknowledges that the Company has informed Executive that Executive has up to twenty-one (21) days to consider this Agreement and Executive may knowingly and voluntarily waive that twenty-one (21) day period by signing this Agreement earlier. Executive also understands that Executive shall have seven (7) days following the date on which Executive signs this Agreement within which to revoke it by providing a written notice of revocation to the Company by hand delivering or mailing it to William Sichko, Jr., 300 Lindenwood Drive, Valleybrooke Corporate Center, Malvern, PA, 19355-1740, post-marked within the seven day period.

Section 8. Acceptance. To accept this Agreement, Executive shall execute and date this Agreement on the spaces provided and return a copy to the Company at any time during the twenty-one (21) day period commencing on the date he receives it, without extension of any kind (including by mutual agreement of the parties). Failure to accept within this time period will result in forfeiture of any rights conditioned upon delivery of this Agreement. This Agreement shall take effect on the eighth day following Executive’s execution of this Agreement unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution (the “Effective Date”).

Section 9. Entire Agreement. Except as provided below, this Agreement represents the entire agreement of the parties with respect to Executive’s employment and termination thereof. Except for Sections 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 19 and 20 of the Employment Agreement and those provisions as specifically provided herein, this Agreement shall supersede any written or oral agreement or understanding between the parties hereto in all respects effective as of the date hereof. For ease of reference, Exhibit B to the Employment Agreement, which is incorporated into Section 10 thereof, is attached hereto as Exhibit A. Executive agrees that, for purposes of vesting of his Performance Shares under the Restricted Stock Award Agreement and the Stock Option Award Agreement, as of June 23, 2016, the CCMP Investors have not received Proceeds resulting in an MOl of at least 2.0.

Section 10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware applicable to contracts made and to be performed entirely within Delaware.

IN WITNESS WHEREOF, and with the intention of being legally bound hereby, the Executive has executed this General Release and Waiver of Claims.

PQ CORPORATION		GEORGE BILTZ

	/s/ William J. Sichko, Jr.	/s/ GEORGE BILTZ
By:	William J. Sichko, Jr.	August 5, 2016
Chief Administrative Officer

EXHIBIT A

CONFIDENTIALITY, INVENTIONS AND RESTRICTIVE COVENANTS

1. “Confidential Information” shall mean information that is not generally known to the public and that is or was used, developed or obtained by the Company or any of its Subsidiaries or affiliates, including, but not limited to the following: (i) information, observations, procedures and data known by the Executive as a consequence of his employment with, or direct or indirect services as agent, employee or consultant, to or on behalf of, the Company or Holding or any Subsidiary or affiliate of either of them concerning the business or affairs of the Company or any of its Subsidiaries; (ii) products or services; (iii) costs and pricing structures; (iv) analyses; (v) drawings, photographs and reports; (vi) computer software, including operating systems, applications and program listings; (vii) flow charts, manuals and documentation; (viii) data bases; (ix) accounting and business methods; (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (xi) customers, vendors, suppliers and customer, vendor and supplier lists; (xii) other copyrightable works; (xiii) all production methods, processes, technology and trade secrets and (xiv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

2. The Executive will not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information of which the Executive is or becomes aware, except to the extent that (i) such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to the Executive by the Company; (ii) to the extent that such disclosure is required in connection with any action by the Executive to enforce rights under this Agreement or (iii) such disclosure is required by a court of law, governmental agency, or by any administrative or legislative body with jurisdiction to order the Executive to divulge or disclose such Confidential Information; provided, that, to the extent legally permitted, the Executive shall provide ten (10) days prior written notice to the Company of any such requirement or order to disclose Confidential Information so that the Company may seek a protective order or similar remedy; and, provided, further, that, in each case set forth above, the Executive informs the recipients that such information or communication is confidential in nature.

3. The Executive agrees that all Work Product belongs to the Company. The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

(a) “Work Product” shall mean all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other Person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

4. The Executive acknowledges and agrees with the Company that during the course of the Executive’s employment with the Company, the Executive will have the opportunity to develop relationships with existing employees, customers and other business associates of the Company and its Subsidiaries which relationships constitute goodwill of the Company, and the Company would be irreparably damaged if the Executive were to take actions that would damage or misappropriate such goodwill. Accordingly, the Executive agrees as follows:

5. The Executive acknowledges that the Company currently conducts its business throughout North America, South America, Europe and Asia (the “Territory”). Accordingly, during the Term and during the 24-month period following the Termination Date (the “Non-Compete Period”), the Executive shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which engages within the Territory in any business in which the Company engages, whether for or by himself or as an independent contractor, agent, stockholder, partner or joint ventures for any other Person (any such activity, “Competition”). To the extent that the covenant provided for in this Section 5 is later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

6. Notwithstanding the foregoing, the aggregate ownership by the Executive of no more than two percent (on a fully-diluted basis) of the outstanding equity securities of any person or entity, (i) which securities are traded on a national or foreign securities exchange, quoted on the NASDAQ stock market or other automated quotation system, or (ii) through a passive investment in a private equity or hedge fund or similar investment vehicle to which he provides no information or services directly or indirectly that would otherwise violate this Agreement, and which Person competes with the Company (or any part thereof) within the Territory, shall not be deemed to be a violation of Section 5. In the event that any Person in which the Executive has any financial or other interest directly or indirectly enters into a line of business during the Non-Compete Period that competes with the Company or engages in the business of the Company within the Territory, the Executive shall divest all of his interest (other than as permitted to be held pursuant to the first sentence of this Section 6 in such Person within 30 days after Executive has actual or constructive knowledge of such Person entering into such line of business that competes with the Company or engages in such business within the Territory; provided that, in the event that such equity interest is not publicly traded, the Executive will divest such interest as promptly as practicable and, pending such divestiture, will recuse himself from any and all activities that would be in competition, whether directly or indirectly, with the Company or that would otherwise be precluded under Section 5. For the avoidance of doubt, the immediately preceding sentence shall not be construed as an amendment, waiver or modification to any other term or provision of this Agreement, or to any restrictive covenant or other provision contained in any agreement between the Executive, Holding, the Company or any Subsidiary of any of them and in the event that the Executive does not promptly divest such interest and recuse himself from competitive activities with such non-public entity while attempting to divest his interest in such entity or engages in any activity that would otherwise be precluded under Section 5, the Executive’s termination shall be immediately deemed a termination of employment for Cause pursuant to the terms of this Agreement as of the Termination Date.

(a) For purposes of this Agreement, “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

7. The Executive covenants and agrees that during the Term and during the 24-month period following the Termination Date, except as expressly provided herein, the Executive will not, directly or indirectly, either for himself or for any other Person (i) solicit any employee or consultant of the Company or any of its Subsidiaries to terminate his or her employment or consulting relationship with the Company or any of its Subsidiaries; (ii) employ any employee or exclusive consultant of the Company or any of its Subsidiaries during the period of his or her employment or consulting relationship with the Company or any of its Subsidiaries; (iii) solicit from any customer of the Company or any of its Subsidiaries to purchase or distribute information, products or services of or on behalf of the Executive or such other Person that are or would be Competition with the information, products or services provided by the Company or any of its Subsidiaries; or (iv) take any action that is likely to cause injury to the relationships between the Company or any of its Subsidiaries or any of their employees and any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company or any of its Subsidiaries as such relationship relates to the Company’s or any of its Subsidiaries’ conduct of their business.

8. The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its Subsidiaries, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living.

9. The Executive shall deliver to the Company at the termination of the Employment Period or at any time the Company may request all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or Work Product which he may then possess or have under his control regardless of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that all such materials have been delivered to the Company. Notwithstanding the foregoing, Executive shall be permitted to retain his contacts, calendars and diaries which do not contain Confidential Information and information related to his compensation reasonably needed for tax preparation purposes.